EXHIBIT 99.1

               PETMED EXPRESS, INC. CONFERENCE CALL
                  QUARTER 3 FINANCIAL RESULTS
                         January 24, 2005
                          8:30 a.m. EDT

Coordinator    Welcome to the PetMed Express Inc. doing business
               as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter ended on December 31, 2004. At the request of the company, this conference call is being recorded.

               Founded in 1996, 1-800-PetMeds is America's
               Largest Pet Pharmacy, delivering prescription and non-prescription medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online and direct mail advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.

               At this time, I'd like to turn the conference call over to the company's Chief Financial Officer, Mr.
               Bruce Rosenbloom.  Sir, you may begin.

B. Rosenbloom  Thank you.  I would like to welcome everyone here today.  Before I turn the call over to Mendo
               Akdag, our Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

               Now, let me introduce today's speaker, Mendo
               Akdag, the Chief Executive Officer of 1-800-
               PetMeds. Mendo.

M. Akdag Welcome and thank you for joining us. Today, we'll review the highlights of our financial results. We'll compare our third fiscal quarter and nine months ended on December 31, 2004 to last year's quarter and nine months ended on December 31, 2003.

                        Exhibit 99.1 Page 1 - 8



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               For the third fiscal quarter ended on December
               31, 2004, sales were $20.8 million compared to sales of $17.2 million for the same period the prior year, an increase of 21%. For the nine months, sales were $84.8 million compared to $72.5 million for the nine months the prior year, an increase of 17%. The increase was primarily due to increased reorders for the nine months, offset by decreased new orders for the first six months of the fiscal year.

               For the third fiscal quarter, net income was $2.0 million or $0.08 diluted per share, compared to $1.2 million or $0.05 diluted per share a year ago, an increase to net income of 60%. For the nine months, net income was $5.6 million or $0.23 diluted per share compared to $4.5 million or $0.19 diluted per share a year ago, an increase to net income of 25%.

               Retail reorder sales increased by 27% to $14.5 million for the quarter compared to reorder sales of $11.4 million for the same quarter the prior year. For the nine months, the reorder sales increased by 40% to $51.7 million compared to $36.8 million for the same period a year ago.

               Retail new order sales increased by 1% to $5.8 million for the quarter compared to $5.7 million for the same period the prior year. For the nine months, the new order sales decreased by 11% to $31.6 million compared to $35.4 million for the same period a year ago. The decline in new orders for the nine months can be attributed to the increase in advertising cost of acquiring new customers during the first six months of the fiscal year. Slowdown in our sales growth compared to the last year may also be attributable to increased competition, both by veterinarians and traditional and online retailers.

               We acquired approximately 85,000 new customers in our third fiscal quarter compared to 82,000 for the same period the prior year. And we acquired 430,000 new customers in nine months compared to 482,000 for the same period a year ago. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

               For the third fiscal quarter, our gross profit as a percent of sales was 40.6% compared to 41.1% for the same period a year ago. For the nine months ended December 31, 2004 and 2003, our gross profit as a percent of sales was the same at 40%.

               Our general and administrative expenses as a percent of sales decreased to 12.2% for the quarter compared to 13.5% for the same quarter the prior year, and for the nine months, the G&A decreased to 10.3% compared to 11.1% a year ago. The improvement shows a continued leverage of the G&A. Also a positive trend is the increase to 53% of our customers placing their orders on our Web site compared to 50% for the prior year.

               We spent $2.6 million in advertising in each of the quarters ended on December 31, 2004 and 2003.
               For the nine months, we spent $16 million for advertising compared to $13.6 million a year ago, an increase of 18%.

                        Exhibit 99.1 Page 2 - 8



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               Advertising cost of acquiring a customer for the
               quarter was $31 compared to $32 for the same quarter the prior year. And for the nine months, it was $37 compared to $28 for the same period a year ago. We attribute the increase in advertising cost of acquiring a customer for the first six months of our fiscal year to our change in advertising media mix due to shortage of television inventory as a result of strengthening economy and the elections held in November.

               Our working capital increased by $7.9 million to $19.2 since March 31, 2004. The increase was due to increases in net income and the exercise of stock options and warrants. We had $7.8 million in cash and $13.5 million in inventory with no debt as of December 31, 2004. The increase in inventory is due to us taking advantage of some buying opportunities preparing for spring, our peak season. Cash from operations for the nine months was $3.5 million compared to cash used in operations of $3.1 million for the same period last year. Capital expenditures for the nine months were approximately $147,000.

               This ends the financial review. Operator, we're ready to take questions.

Coordinator    First question comes from Frank Gristina.

F. Gristina    Thanks, guys.  Congratulations on a good quarter.

M. Akdag       Thank you, Frank.

F. Gristina    Couple of questions on the gross profit side.  You
               mentioned there was a slight drop in the gross profit margin, is this a function of a change in your skus or a change in cost to fulfill or anything to point to?

M. Akdag That means the increase in cost of products did not totally offset the increase in our selling prices, and we said our target was 40% gross profit which, if you look at the nine months, we're at 40%. It's going to fluctuate; depending on buying opportunities, our cost will fluctuate.

F. Gristina    So it's purely a function of cost of product and
               not any kind of promotional pricing?

M. Akdag       That is correct, yes.

F. Gristina    Okay.  And then on the advertising, 12.6% of sales
               was much better than a year ago and really, especially, the last two quarters. So, what's changed there, are you still doing a lot of TV, can you give us sort of the breakup and mix, or is there a new form of customer acquisition that has been working really well? And I know you're not spending a lot during this quarter for new customers, but somethings definitely changed.

M. Akdag We got better results for the advertising dollars that we spent. If you noticed, we spent the same amount as we spent last year. I believe TV advertising was approximately 52% of the dollars spent in the third fiscal quarter in comparison to 49% for the last year.

                        Exhibit 99.1 Page 3 - 8



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F. Gristina    So 52%, that seems a little bit below kind of your
               target for TV. Are you doing more e-mail in this quarter or print?

M. Akdag Not for the third fiscal quarter. Third fiscal quarter, we spend less money usually dollar-wise so the TV as a percent comes down; 52% was TV, print was 22%, and for the last year same quarter, it was 49% TV, 35% print, actually.

F. Gristina    Okay.  And then some housekeeping questions.  The
               12 month average retail purchase, the ASP there?

M. Akdag       I believe it is $75 for twelve months.

F. Gristina    And then, I know you don't like to look at it, but
               do you have a three-month number as well?

M. Akdag       $73 was for the three months.

F. Gristina    Okay.  And one more, unique for the past two
               years, can you start giving us that metric or for unique purchasers for the last two years of the company?

M. Akdag       Yes.  It is 1.4 million customers.

F. Gristina    Okay.  Well, thanks a lot.  Again,
               congratulations.

M. Akdag       Thank you.

Coordinator    Next question comes from Bernard Liu with Noble
               Financial Group

B. Liu         Good morning, gentlemen, and good quarter.

M. Akdag       Thank you.

B. Liu Can you comment on-give us an update on the competitive environment and give us some color as to how your new marketing director will help the company address any emerging competitive issues?

M. Akdag The market is getting more competitive and although, this was our off-season, we will have a better idea in our peak season, which is spring, it starts in spring, but we're expecting the market to get more and more competitive. As far as what we are doing and the new marketing director, we're going to focus on database marketing, relationship marketing, one-on-one marketing to our database to improve reorders, that's going to be the primary focus. Also, we are attempting to identify the long-term customers, what they look like, and we are going to attempt to acquire a long-term customer and attempt to eliminate the one-time buyers.

B. Liu Okay. And can you also comment on the general relationships with the vets? Has the backlash gotten worse or has it stabilized and what kind of metrics do you use to measure this?

                        Exhibit 99.1 Page 4 - 8

M. Akdag There is slight improvement, I can tell you, on veterinarians' responses to us compared to last year.

B. Liu         And how are you seeing this?

M. Akdag       I beg your pardon?

B. Liu How are you seeing this? Are you getting better authorization rates?

M. Akdag Yes. And we are educating the consumer. At the end of the day, the consumers call the shots. And we are witnessing increase in consumer backlash.

B. Liu         Okay, great, thank you.  I'll get back in queue.

Coordinator    Our next question comes from Therese Fabian with
               Sidoti and Company.

T. Fabian      Hello.  Good morning.

M. Akdag       Good morning.

T. Fabian      I have a question about your advertising as a
               percentage of revenue. It came down in the third quarter. Are you expecting to increase that to what has been a more constant drive from before?

M. Akdag Yes, we do. The reason it went down a bit, it was our off-season. And during spring and summer, that percentage will come back up, and publicly we said, it will be 18% to 22% of revenue, it will range.

T. Fabian      Okay.  Thank you.  And then I have another
               question on some of your new product initiatives that you introduced in the second quarter. Have you seen positive results on those, and do you have plans for other new initiatives going forward?

M. Akdag They did not have any material impact yet, and we'll see how it goes this quarter. At this time, we do not have any other initiatives.

T. Fabian      Okay.  And do you do checks to see how your prices
               compare with other on-line or other retail prices for some of your medicines? How does that come out?

M. Akdag We typically check against veterinarians, that's the surveys that we do. We think that market share is going to come from veterinarians, not from other on-line retailers. So our comparisons are typically the way we price ourselves. Typically, we get an average pricing from veterinarians.

T. Fabian      Okay.  And if I may just ask one last question, or
               let me get back in queue, I'm sorry.  Thank you.

M. Akdag       Thank you.

                        Exhibit 99.1 Page 5 - 8



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Coordinator    Our next question comes from Tushar Shah with
               Geocapital Partners.

T. Shah        Hi, Mendo.  Good quarter.

M. Akdag       Thank you.

T. Shah I have a quick question just to clarify. I heard early in the call you had said, I think, I'm not sure if I got this right, that the new order sales went up one percent to $5.8 million from $5.7 million. Is that correct?

M. Akdag       Yes.  That is correct.

T. Shah And so, what makes up the-you know, if I add the $5.8 million to the $14.5 million of reorder sales, there's $5 million less or something, I think, from other stuff, am I doing the math wrong?

M. Akdag       The difference is wholesale.

T. Shah Ah, thats wholesale. Is there any material difference in the wholesale business from this quarter versus the last year?

M. Akdag Let me take a look. Hold on. Yes. The wholesale was about half a million dollars this fiscal quarter compared to roughly $100,000 last year, the same period.

T. Shah Got you. And was that in terms of gross margin contribution, was that a decent contribution there or was that a lot faster revenue?

M. Akdag       Wholesale contribution is about 18%.

T. Shah        I got you.  Thanks a lot.  Thank you.

M. Akdag       You're welcome.

Coordinator    Our next question comes from Frank Gristina with
               Avondale.

F. Gristina    Thanks.  My question was about the wholesale, but
               you answered that. How about an update on advertising in terms of your arrangement with, I guess, Hartville. Are there any other advertising opportunities you guys think that you could execute near-term allowing some merchants to advertise on your site somehow or sponsor one of your sites?

M. Akdag       Not at this time.

F. Gristina    Okay.  Thanks.

M. Akdag       You're welcome.

Coordinator    Next question comes from Therese Fabian, Sidoti
               and Company.

T. Fabian      Hello again.  I have a question on the competitive
               environment. And if you could shed a little color on that, I imagine most of your online competitors are private companies?

                        Exhibit 99.1 Page 6 - 8



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M. Akdag       Yes.

T. Fabian      But do any of them do this multi-channel marketing
               that you do in terms of TV, print and online?

M. Akdag       They all do online, so online is highly
               competitive.  Some of them do TV on and off;
               print, one of them is a catalogue company, so they do a lot of print. TV, we have not seen them consistently on the air, but they're on and off. They go on for a month then they discontinue for a couple of months.

T. Fabian      Thank you.  Do you have any other sort of
               statistics on your overall market share in terms of pet medicine sales?

M. Akdag       Our estimate is we have about 3.5% of the market.

T. Fabian      Okay.  Thank you.

M. Akdag       You're welcome.

Coordinator    Next question comes for Bernard Liu with Noble
               Financial Group.

B. Liu Hi, a couple of accounting questions. How do you treat, in terms of recognizing any types of revenues from the arrangement with Hartville and also on stock option expensing, FAS 123, for the third quarter, would your EPS had been if you had expense options?

M. Akdag As far as Hartville is concerned, we recognize the revenue as we earn it on a monthly basis. As far as stock options, I'm going to have Bruce answer that question. He is more qualified.

B. Rosenbloom  Bernie, as far as stock options, if you look at our last two 10-Qs, we have a disclosure that reflects approximately about $100,000 as the impact per quarter, approximately about one penny per share.

B. Liu         Okay.  And in terms of-on the Hartville
               arrangement, would that be on other line or would actually going to sales line?

B. Rosenbloom  Repeat the question again, Bernie.  I'm sorry.

B. Liu On the Hartville arrangement, the revenues that come in, would that be other income or would that be in sales?

B. Rosenbloom  More than likely, it probably would be in other income. Since it's not part of our pet pharmacy operations.

B. Liu         Okay.  Thank you.

B. Rosenbloom  Sure.

Coordinator    I show no further questions.  I'd like to turn the
               conference back over for any closing remarks.

                        Exhibit 99.1 Page 7 - 8



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M. Akdag       Thank you.  We are a leader in a new distribution
               channel. Our key opportunity is to leverage our brand name to continue to increase our market share. We'll do this by focusing our efforts in two areas. One, optimizing our advertising media buys, as well as developing new creatives to reduce customer acquisition cost; and two, improving reorders with ongoing personalized customer communication.

               This wraps up today's conference call.  Thank you
               for joining us.  Operator, this ends the
               conference call.
Coordinator    Thank you.  And that concludes today's conference
               call.  You may disconnect.  Have a great day.

                        Exhibit 99.1 Page 8 - 8




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